UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VAALCO ENERGY MAILS LETTER TO STOCKHOLDERS

Says Allowing Parties with Conflicting Interests Onto VAALCO’s Board

Puts Stockholder Value At Risk

Urges Stockholders to Protect Their Investment and Support VAALCO’s Board by Voting the

WHITE Proxy Card Today

HOUSTON, TEXAS – May 19, 2008 – VAALCO Energy, Inc. (NYSE: EGY) today sent the following letter to stockholders in connection with the Annual Meeting of Stockholders on June 4, 2008.

VAALCO’s Board unanimously recommends stockholders vote “FOR” the Company’s three highly qualified and experienced directors – William S. Farish, Arne R. Nielsen and W. Russell Scheirman – by signing, dating and returning the WHITE proxy card today.

“As we commence one of the largest exploration programs in our company’s history, VAALCO is well positioned to drive continued growth and value creation, with stockholders poised to benefit from the investments we have made,” said Robert L. Gerry, III, VAALCO’s Chairman and CEO. “Given Nanes Delorme Partners’ and Pilatus Energy’s serious conflicts of interest, we believe allowing them to install even one of their paid representatives onto the VAALCO Board would be detrimental to the Company and stockholder value. Unlike Nanes Delorme Partners, our Board’s interests are aligned with all VAALCO stockholders. We urge stockholders to protect their investment by voting on the white proxy card today and discarding any materials they receive from Nanes Delorme Partners and Pilatus Energy.”

The full text of VAALCO’s letter follows:

May 19, 2008

Dear Fellow Stockholder:

As you know, VAALCO is being targeted by two entities that have serious conflicts of interest with VAALCO – Nanes Delorme Partners (a self proclaimed hedge fund and broker that represents competitors to VAALCO in its core West African areas of operation) and its recently revealed secret partner, Pilatus Energy (an active purchaser of oil and gas assets in West Africa, also competitive with VAALCO). We believe the interests of Nanes Delorme Partners and Pilatus Energy are very different from yours and that stockholder value is at risk if even one of their paid nominees is elected to your Board.

Your vote at VAALCO’s June 4th Annual Meeting is important no matter how many shares you own. We urge you to vote FOR your Board’s director nominees – William S. Farish, Arne R. Nielsen and W. Russell Scheirman – by signing, dating and returning the enclosed WHITE proxy card TODAY.

NANES DELORME PARTNERS AND PILATUS ENERGY HAVE

SERIOUS CONFLICTS OF INTEREST

ALLOWING EVEN ONE OF THEIR PAID REPRESENTATIVES ONTO VAALCO’S BOARD

COULD BE DETRIMENTAL TO STOCKHOLDER VALUE

The most competitive and important area of activity for E&P companies is the search for prospective drilling acreage and related information (such as whether properties are available and seismic data). Protecting this sensitive, proprietary information is crucial to an E&P company’s success and a critical driver of value creation.

Nanes Delorme Partners is an M&A broker of oil and gas assets. For example, they have represented VAALCO’s competitor, Afren, in the acquisition of an oil exploration block in Angola, West Africa, and they represented Surestream Petroleum in a transaction to sell a 40% oil interest in Congo, West Africa. Pilatus Energy is also a VAALCO competitor having acquired oil and gas properties in West Africa – in competition with VAALCO’s core operations. These facts create serious conflicts of interest for Nanes Delorme Partners, Pilatus Energy and their nominees.

Allowing Nanes Delorme Partners and Pilatus Energy to install even one of their paid representatives onto your Board would enable parties with conflicting interests and different objectives to have unfettered access to VAALCO’s confidential and proprietary information. We believe installing any competitor’s paid representatives onto your Board would inhibit discussion and create an untenable situation that limits meaningful review of VAALCO’s opportunities and prospects. In our view, this would be detrimental to stockholder value and the future of your company.

WHAT DO ANY OF US REALLY KNOW ABOUT

NANES DELORME PARTNERS AND PILATUS ENERGY?

Very little is known about Pilatus Energy, and what is available in the public record about its purported leader includes scandal, corruption, embezzlement1 and conflicts of interests – raising serious concerns to us.

•	How can VAALCO stockholders support Nanes Delorme Partners and Pilatus Energy when all of the facts have yet to be revealed?

Nanes Delorme Partners only recently purchased its VAALCO shares and more than half of these were transferred by Pilatus Energy, which secretly purchased its shares late in the fourth quarter of 2007 and first quarter of 2008. Nanes Delorme Partners represents VAALCO’s competitors and Pilatus Energy is an active purchaser of assets in West Africa, making them a VAALCO competitor.

•	Given these conflicts and their apparent opportunistic objectives, how aligned with your interests can Nanes Delorme Partners and Pilatus Energy really be?

Nanes Delorme Partners is paying two of its nominees $25,000 to stand for election and additional monies if they fail. Another nominee of Nanes Delorme Partners is a paid employee of the firm.

•	Given these payments, why should stockholders believe that their nominees would represent all stockholders and not simply serve to advance the agendas of Nanes Delorme Partners and Pilatus Energy?

[1]	Floch-Prigent’s New Incarnation,” Africa Energy Intelligence, 12/05/2007. “Gigantic Sleaze Scandal Winds Up as Former Elf Oil Chiefs Are Jailed,” The Guardian, 11/13/2003

If its nominees are elected, Nanes Delorme Partners and Pilatus Energy say they would pursue “mergers and/or the sale of the entire Company” or would sell the Company’s assets piecemeal. We expect 2008 to be a break-out year for your company, creating value for all VAALCO stockholders.

•	Why is Nanes Delorme Partners so set on a quick sale or a break-up of the Company, rather than allowing stockholders to realize a return on the capital investments that have been made?

WE ARE EXECUTING ON OUR GOALS AND ARE POISED FOR CONTINUED SUCCESS

HELP ENSURE VAALCO MAINTAINS ITS RECORD OF VALUE CREATION

VOTE YOUR WHITE PROXY TODAY

VAALCO’s Board and management are – and have always been – committed to maximizing stockholder value and ensuring the success of your company. Importantly, we have a record of achievements and are well positioned to drive continued growth and value creation to the benefit of all VAALCO stockholders.

•

VAALCO has outperformed its peer group[2] by 32%, 29%, 40% and 172% over the last six months, and 1, 3 and 5 year periods, respectively[3]. Since 2000, VAALCO’s year-over-year stock price has increased in every year except one.

•

Since 2000, 80% of the exploration and appraisal wells drilled by the Company have been successful. Over that same period, the Company has achieved a 100% success rate on its development wells on the Etame Block, its principal producing asset.

•

We expect continued significant increases in stockholder value creation in the near-term. VAALCO’s exploration program, which includes seven planned exploration wells, will expose the Company to an eight-fold potential increase in net barrels of reserves. We have rigs arranged to commence drilling this summer.

•

VAALCO’s seven member Board is comprised of a majority of independent directors. In addition to significant expertise in the oil and gas industry, your company also benefits from complementary skills and experience, including geology and geophysics, finance and accounting, investment banking and tax law. In contrast, Nanes Delorme Partners’ paid nominees are conflicted, and any relevant experience they may provide is already well represented on VAALCO’s Board.

Time is short, but stockholders can still vote the WHITE proxy card to support their Board. It is important to remember that only the latest dated proxy card counts. For this reason, stockholders are urged to vote only VAALCO’s WHITE proxy card and to discard any gold proxy card. If stockholders have previously voted a gold card, even to withhold their vote from Nanes Delorme Partners’ nominees, they are urged to please take the time today to vote the WHITE proxy card.

On behalf of VAALCO’s Board of Directors, I thank you for your support.

Sincerely,

/s/ Robert L. Gerry, III

Robert L. Gerry, III

Chairman and Chief Executive Officer

[2]	VAALCO peer group as defined by the independent governance and proxy advisory firm RiskMetrics (ISS)
[3]	Based on closing stock prices on May 16, 2008

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE

CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

D.F. KING & CO., INC.

Toll-free: 800-901-0068

Collect: 212-269-5500

Important Information

In connection with this solicitation of proxies, VAALCO filed with the SEC definitive proxy materials (the “Proxy Materials”). The Proxy Materials contain important information about VAALCO, the 2008 Annual Stockholders Meeting, and our nominees and other directors in the solicitation. VAALCO’s stockholders are urged to read the Proxy Materials carefully. Stockholders may obtain additional free copies of the Proxy Materials and other relevant documents filed with the SEC by VAALCO through the website maintained by the SEC at www.sec.gov. The Proxy Materials and other relevant documents may also be obtained free of charge from VAALCO at VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027; or by phone at (713) 623-0801. The Proxy Materials are also available on VAALCO’s website at www.vaalco.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Materials.

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2007 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

The Securities and Exchange Commission generally permits oil and gas companies, in filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In this letter, we describe volumes of oil that we believe may be discovered in the future through our existing exploration program. These amounts are not proved reserves as defined by the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by VAALCO.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact W. Russell Scheirman 713-623-0801	Media Contact Andrew Brimmer / Barrett Golden Joele Frank, Wilkinson Brimmer Katcher 212-355-4449